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                                                                   EXHIBIT 10.4

                [Electronic Transmission Corporation Letterhead]


                               September 22, 1995


Mr. Scott Vu
14232 Dallas Pkwy., #908
Dallas, Texas 75240


Dear Mr. Vu:

         This letter will serve as the agreement between you and Electronic Transmission Corporation ("ETC") concerning employment with ETC. You will agree to execute an employee nondisclosure/noncompete agreement with ETC. ETC will pay you a salary of forty-eight thousand dollars ($48,000) per year which will be paid by an employee leasing company with which ETC has contracted. You will receive all the medical insurance and other benefits as provided by that employee leasing company or any such leasing company ETC may use. You will have the right to participate in any pension and/or profit sharing plans and employee stock plans implemented by ETC.

         You will additionally receive the option to purchase up to 50,000 shares of ETC stock at a price of one dollar ($1.00) per one thousand shares as follows. The stock will be held in escrow for you. After six months of employment, you may exercise your option to purchase 1/6 of the stock. After twelve months of employment, you may exercise your option to purchase an additional 1/6 of the stock. After two years of employment you may exercise your option to purchase 1/3 of the stock. After three years of employment you may exercise your option to purchase the remaining 1/3 of the stock. This final transfer of stock is anticipated to be on September 25, 1998.

         If this letter correctly reflect the agreement, please execute in the space provided below and return an executed copy to me.

Sincerely,
                                      AGREED AND ACCEPTED this 22 day of
                                      September, 1995

/s/ L. Cade Havard                    /s/ Scott Vu
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L. Cade Havard                            Scott Vu
Chairman, CEO